Exhibit 99

For Immediate Release

Kevin Kaastra

Vice President of Finance

Fremont Michigan InsuraCorp, Inc.

(231) 924-0300

Or

Don Hunt, Noel Ryan

Investor Relations

Lambert, Edwards & Associates, Inc.

616-233-0500

Fremont Michigan InsuraCorp, Inc. Reports

Third Quarter 2007 Results

Fremont, Michigan, November 5, 2007—Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-based provider of property and casualty insurance, today announced net income of $569,000 or $.32 per diluted share for the third quarter of 2007, compared to net income of $781,000 or $.44 per diluted share in the third quarter of 2006.

For the first nine months of 2007, the Company generated net income of $2.5 million or $1.41 per diluted share, compared to net income of $3.9 million or $2.20 per diluted share for the 2006 period.

At September 30, 2007, the Company’s book value per share was $21.42, up 7.4% from December 31, 2006 and 22.5% from September 30, 2006.

“We continue to focus on bottom line profitability in the continuing soft market conditions. Our top line growth is strong on a peer comparable basis and is recognition of the business focus, talent and teamwork of all Company associates. We are committed to delivering long-term profitable growth for our shareholders,” stated Richard E. Dunning, President and CEO. “Although the competitive market has necessitated providing additional premium discounts it is important to note that we only provide increased discounts when it is supported by reduced loss experience.”

Direct premiums written increased 10% during quarter ended September 30, 2007 and 11.2%, during the nine month period. Year to date new business volume is up 27.7% while renewal volume grew 8.2%. All four of our segments (personal, commercial, farm and marine) are showing positive growth year to date. The growth is being driven by the relationships we have cultivated with our agency force and agent’s ease of doing business with Fremont through Fremont Complete – our online web-based rating platform. Total in-force policy count continues to grow and is up 8.2% over the in-force policy count as of December 31, 2006.

The loss and LAE ratio for the 2007 quarter was 71.4% compared to 58.5% in 2006 while the 2007 year to date loss and LAE ratio was 62% compared to 51.4% in 2006. The elevated loss ratio was affected by increased weather related losses. During the quarter we experienced losses from thunderstorm activity producing hail and wind damage which can be typical of the third quarter. Weather also impacted the loss ratio on a year to date basis given the winter weather experienced during the first quarter of 2007 coupled with the third quarter storm activity.

The expense ratio for the 2007 quarter was 37.3% and 35% in 2006 while the 2007 year to date expense ratio was 36.7% compared to 34.8% in 2006. Both the quarter and year to date expense ratios were impacted by higher depreciation expense associated with our investment in Fremont Complete coupled with increased assessments from state mandated pools and associations.

The combined ratios for the quarter ended September 30, 2007 and 2006 were 108.7% and 93.5%, respectively. For the nine months ended September 30, 2007 and 2006 the combined ratio was 98.7% and 86.2%, respectively.

Kevin G. Kaastra, Vice President of Finance stated, “We are please to report that for the 12th consecutive quarter the Company generated profitable operating results as well as quarter over quarter growth in direct premiums written. Strong investment results from this component of our business offset the weather challenges experienced during the third quarter.”

The Company’s investment portfolio produced solid investment income during both the quarter and year to date period. During the third quarter 2007 the Company generated net realized gains of $1.1 million. For the nine months ended September 30, 2007 and 2006 the Company generated $1.4 million and $295,000, respectively, in net realized gains.

Net investment income for the quarter and nine months grew 14.6% and 17.7%, respectively. The increase came primarily from the fixed maturity portfolio and cash and cash equivalents and is a result of a higher invested asset base and higher pre-tax yields during the 2007 periods. At September 30, 2007 the fixed maturity portfolio had a tax equivalent book yield of 5.31% compared to 4.78% at September 30, 2006.

Fremont’s portfolio does not include investments in the sub-prime mortgage-backed market. The Company looks to higher-quality pools that are well-diversified, avoiding any regional concentrations. As added protection, the majority of Fremont’s fixed maturity securities within the portfolio are agency-backed issues.

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc.

There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont Michigan InsuraCorp, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Fremont Michigan InsuraCorp, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; change in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Net premiums earned	$10,874,446	$9,908,832	$31,739,937	$29,140,172
Net investment income	527,002	459,670	1,536,762	1,305,136
Net realized gains (losses) on investments	1,124,059	(217)	1,446,031	295,494
Other income, net	122,449	107,201	338,153	305,452

Total revenues	12,647,956	10,475,486	35,060,883	31,046,254

Expenses:
Losses and loss adjustment expenses, net	7,768,458	5,804,215	19,685,075	14,983,839
Policy acquisition and other underwriting expenses	4,058,431	3,463,918	11,661,017	10,132,178
Interest expense	45,010	50,580	146,170	177,823

Total expenses	11,871,899	9,318,713	31,492,262	25,293,840

Income before federal income tax expense	776,057	1,156,773	3,568,621	5,752,414

Federal income tax expense	206,567	375,589	1,084,076	1,889,560

Net income	$569,490	$781,184	$2,484,545	$3,862,854

Earnings per share
Basic	$.33	$0.45	$1.44	$2.24
Diluted	$.32	$0.44	$1.41	$2.20

FREMONT MICHIGAN INSURACORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	September 30, 2007	December 31, 2006
Assets

Investments:
Fixed maturities available for sale, at fair value	$46,602,694	$44,959,266
Equity securities available for sale, at fair value	8,346,773	11,689,756
Mortgage loans on real estate from related parties	255,490	260,808

Total investments	55,204,957	56,909,830
Cash and cash equivalents	6,852,937	4,598,843
Premiums due from policyholders, net	8,186,900	7,528,683
Amounts due from reinsurers	8,164,790	7,883,153
Prepaid reinsurance premiums	1,619,975	404,016
Accrued investment income	518,490	447,411
Deferred policy acquisition costs	3,356,690	3,235,383
Deferred federal income taxes	3,097,493	3,070,713
Property and equipment, net of accumulated depreciation	1,993,249	1,771,323
Other assets	5,525	28,078

	$89,001,006	$85,877,433

Liabilities and Stockholders' Equity

Liabilities:
Losses and loss adjustment expenses	$22,015,170	$20,176,555
Unearned premiums	22,794,870	21,463,019
Reinsurance balances payable	48,060	50,313
Accrued expenses and other liabilities	7,144,756	6,867,081
Surplus notes	—	2,890,288

Total liabilities	52,002,856	51,447,256

Commitments and contingencies

Stockholders' Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,727,456 and 1,725,456 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	7,700,209	7,605,096
Retained earnings	27,995,958	25,511,413
Accumulated other comprehensive income	1,301,983	1,313,668

Total stockholders' equity	36,998,150	34,430,177

Total liabilities and stockholders' equity	$89,001,006	$85,877,433